Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
SECOND QUARTER FISCAL YEAR 2017 RESULTS
Revenues of $37.1 Billion for the Second Quarter, a 4 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $1.86 and Adjusted Diluted EPS of $1.77
Adjusted Diluted EPS Guidance Raised to $5.77 to $5.92 for Fiscal Year 2017
Company Continues to Expect Brand Inflation of 7% to 9% and Generic Deflation of -7% to -9% for Fiscal Year 2017

VALLEY FORGE, PA, May 4, 2017 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2017 second quarter ended March 31, 2017, revenue increased 4.1 percent to $37.1 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.86 for the March quarter of fiscal 2017, compared to $2.68 in the prior year quarter. Adjusted diluted EPS, which excludes items described below, increased 5.4 percent to $1.77 in the fiscal second quarter.

The Company is updating its outlook for fiscal year 2017. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2017 Expectations. Adjusted diluted EPS guidance has been raised from the previous expectation of $5.72 to $5.92 to a range of $5.77 to $5.92, reflecting growth of 3 percent to 5 percent versus last fiscal year.

“AmerisourceBergen is consistently delivering solid performance in a challenging marketplace. We are very pleased with our second quarter results, our team’s ability to strategically execute and the continued growth of our anchor customers. We also take great pride in our strong customer relationships, including our long-term contract with Express Scripts, which we recently renewed and now extends through 2022,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “We offer our pharmaceutical manufacturer and provider customers the most innovative and business-critical services and solutions to support and drive their growth. The overall response to these offerings has been extremely positive and their adoption continues to grow.”

“In the second quarter of the fiscal year, we continued to lead the market in specialty distribution and pharmaceutical services, deliver excellent growth across our businesses in Other - including Consulting Services, MWI Animal Health and World Courier - and effectively manage our operating expenses,” Mr. Collis continued. “As we move further into 2017, we continue to have great confidence in our unique portfolio of integrated services, the significant value we bring to our customers and our ability to create healthier futures - AmerisourceBergen enables people to access the healthcare products they need, ultimately improving the lives of patients and delivering long-term value to all of our stakeholders.”

Second Quarter Fiscal Year 2017 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$37.1B	$37.1B
Gross Profit	$1.3B	$1.2B
Operating Expenses	$631M	$581M
Operating Income	$625M	$588M
Interest Expense, Net	$37M	$35M
Tax Rate	30.6%	30.1%
Diluted Shares Outstanding	221M	221M
Diluted Earnings Per Share	$1.86	$1.77

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Second Quarter GAAP Quarterly Results

•
Revenue: In the second quarter of fiscal 2017, revenue was $37.1 billion, up 4.1 percent compared to the same quarter in the previous fiscal year, reflecting a 4.0 percent increase in Pharmaceutical Distribution Services revenue and a 6.0 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2017 second quarter was $1.3 billion, a 16.8 percent increase over the same period in the previous fiscal year, primarily driven by a LIFO credit of $86.5 million in the current year quarter versus a LIFO expense charge of $92.4 million in the prior year period. The change in LIFO is driven by lower expected brand inflation and greater generic deflation for fiscal year 2017 in comparison to those expectations at March 31, 2016 for the prior fiscal year. Gross profit as a percentage of revenue was 3.38 percent, an increase of 37 basis points from the prior year quarter.

•
Operating Expenses: In the second quarter of fiscal 2017, operating expenses were $631 million, compared to $125 million in the same period last fiscal year. Prior year’s operating expenses included $504 million of Warrants income. Distribution, selling, and administrative expenses of $522 million were relatively flat compared to the prior year period.

•
Operating Income: In the fiscal 2017 second quarter, operating income was $625 million versus $950 million in the prior year period. The decline in operating income was driven by the $504 million of Warrants income in the prior year quarter.

•	Interest Expense, Net: In the fiscal 2017 second quarter, net interest expense of $37 million was up 3.7 percent versus the prior year quarter.

•
Tax Rate: The effective tax rate for the second quarter of fiscal 2017 was 30.6 percent versus 34.1 percent in the prior year second quarter. Our tax rate was approximately 2.0 percent lower than expected due primarily to a greater than anticipated benefit from share-based compensation resulting from a high number of stock option exercises in the current quarter, which was partially offset by certain unfavorable discrete tax items.

•
Diluted Earnings Per Share: Diluted earnings per share was down 30.6 percent to $1.86 in the second quarter of fiscal year 2017 compared to $2.68 in the previous fiscal year’s second quarter, driven primarily by the decrease in net income.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal year 2017 were 221.2 million, a 1.9 percent decline versus the prior fiscal year second quarter due to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Warrants expense / income;

•	Gain from antitrust litigation settlements;

•	LIFO expense / credit;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other expenses; and a

•	Pension settlement.

In addition, we previously issued $600 million of 1.15 percent senior notes due in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing is excluded from the Non-GAAP presentation. AmerisourceBergen also calculated its adjusted earnings per share for each period in fiscal year 2016 using an adjusted diluted weighted average share count.

Second Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the second quarter of fiscal 2017, revenue was $37.1 billion, up 4.1 percent compared to the same quarter in the previous fiscal year, reflecting a 4.0 percent increase in Pharmaceutical Distribution Services revenue and a 6.0 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2017 second quarter was $1.2 billion, which was relatively flat when compared to the same period in the previous year. Gross profit as a percentage of revenue was 3.15 percent, a decrease of 12 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the second quarter of fiscal 2017, operating expenses were $581 million, an increase of 1.4 percent compared to the same period in the last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2017 second quarter were 1.57 percent, compared to 1.61 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2017 second quarter, operating income of $588 million was down 1.0 percent versus the prior year period, driven by the increase in operating expenses and partially offset by the increase in gross profit. Operating income as a percentage of revenue decreased 8 basis points to 1.58 percent in the fiscal 2017 second quarter compared to the previous fiscal year’s second quarter.

•	Adjusted Interest Expense, Net: In the fiscal 2017 second quarter, net interest expense of $35 million was up 3.9 percent versus the prior year quarter.

•
Adjusted Tax Rate: The effective tax rate for the second quarter of fiscal 2017 was 30.1 percent, down from 31.3 percent in the previous fiscal year’s second quarter. Our tax rate was approximately 2.0 percent lower than expected, due primarily to a greater than anticipated benefit from share-based compensation resulting from a high number of stock options exercised in the second quarter, which was partially offset by certain unfavorable discrete tax items.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 5.4 percent to $1.77 in the second quarter of fiscal year 2017 compared to $1.68 in the previous fiscal year’s second quarter, driven primarily by the lower tax rate and a lower number of adjusted diluted shares outstanding.

•
Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal year 2017 were 221.2 million, a 3.5 percent decline versus the prior fiscal year second quarter due primarily to purchases made under our share repurchase programs.

Segment Discussion

The Pharmaceutical Distribution Services segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). Other consists of businesses that focus on manufacturer and other services and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $35.5 billion, an increase of 4.0 percent compared to the same quarter in the prior fiscal year. ABDC revenue increased 3.6 percent, due primarily to organic sales growth. ABSG revenue increased 11.0 percent - its 13th consecutive quarter of revenue growth of 10% or more - driven by overall strong performance, especially in the sale of oncology products, and increased sales in the Company’s third-party logistics business. Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution Services revenue. Total intrasegment revenue was $2.2 billion and $1.8 billion in the quarters ended March 31, 2017 and 2016, respectively.

Segment operating income of $482 million in the March quarter of fiscal 2017 was down 3.6 percent compared to the same period in the previous fiscal year as a decline in gross profit was partially offset by a decline in operating expenses.

Other

Revenue in Other was $1.7 billion in the second quarter of fiscal 2017, an increase of 6.0 percent compared to the same period in the prior fiscal year as business unit revenue increased at ABCS and MWI. Operating income in Other increased 13.0 percent to $106 million in the second quarter of fiscal 2017. This increase was driven by performance across all three business units: ABCS, World Courier and MWI.

Recent Company Highlights & Milestones

•	Entered into a new, strategic, long-term contract with Express Scripts Holding Company, extending the relationship through 2022.

•	Made significant progress in advancing our customer experience and operational efficiency programs and capabilities, including bringing our new Olive Branch, Mississippi distribution center on line.

•
Continued to renew several key specialty pharmacy accounts and was selected as the pharmaceutical services partner for a wide range of new specialty products with access through both full-line distribution and specialty distribution.

•
Increased our investment in PharMEDium's quality control and quality assurance systems to enhance product quality and patient safety and to meet all PharMEDium commitments to the U.S. Food and Drug Administration, pursuant to the new federal requirements for outsourcing facilities. While a slight throughput and bottom-line impact is expected in fiscal year 2017 as a result of these efforts, the initiative creates a competitive advantage and further builds on PharMEDium's commitment to serve as a high-quality partner and provider of choice to its customers.

•
Hosted the AmerisourceBergen annual employee management leadership summit, ThoughtLeaders 2017, bringing together more than 225 leaders from across all businesses and functions of the company with a focus on fostering strategic thinking, collaboration across the enterprise and professional development.

Fiscal Year 2017 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2017 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the strength of the Company’s performance in the first and second quarters of fiscal year 2017 as well as the Company’s assessment of the current market and sector landscape, AmerisourceBergen has updated its fiscal year 2017 financial guidance. The Company now expects:

•	Revenue growth in the range of 5.5 percent to 6.5 percent, compared to the previous assumption of 6.5 percent to 8 percent; and

•	Adjusted diluted earnings per share to be in the range of $5.77 to $5.92, compared to the previous range of $5.72 to $5.92.

These expectations, as well as the other assumptions below, do not include any potential benefit from new business from pending transactions at any of the Company’s large customers and exclude the same items discussed above in adjusted results.

Additional assumptions now include:

•	Adjusted operating expense growth in the range of 2 percent to 3 percent, compared to the previous assumption of 4.5 to 6 percent;

•	Adjusted operating income in the range of flat to up 2 percent, compared to the previous assumption of flat to up 4 percent; and

•	Adjusted effective tax rate of approximately 32 percent, compared to the previous assumption of 33 percent.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market into its fiscal 2017 expectations:

•	Brand drug inflation in the range of 7 percent to 9 percent;

•	Generic drug deflation in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

All other previously communicated aspects of the Company’s fiscal year 2017 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 4, 2017. A slide presentation for investors has also been posted on the Investors page of the AmerisourceBergen website at http://www.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0340. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 421966.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•	Goldman Sachs 38th Annual Global Healthcare Conference 2017 in Rancho Palos Verdes, California from June 13-15, 2017.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $145 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 19,000 people. AmerisourceBergen is ranked #12 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; the disruption of AmerisourceBergen's cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; declining economic conditions in the United States and abroad; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; interest rate and foreign currency exchange rate fluctuations; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen's tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen's tax positions; natural disasters or other unexpected events that affect AmerisourceBergen's operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2017	% of Revenue	Three Months Ended March 31, 2016	% of Revenue	% Change

Revenue	$37,147,402		$35,698,357		4.1%

Cost of goods sold	35,890,975		34,623,026		3.7%

Gross profit [1]	1,256,427	3.38%	1,075,331	3.01%	16.8%

Operating expenses:
Distribution, selling, and administrative	521,843	1.40%	519,466	1.46%	0.5%
Depreciation and amortization	97,669	0.26%	92,836	0.26%	5.2%
Warrants	—		(503,946)
Employee severance, litigation, and other [2]	11,934		17,617
Pension settlement	—		(1,124)
Total operating expenses	631,446	1.70%	124,849	0.35%

Operating income	624,981	1.68%	950,482	2.66%	(34.2)%

Other income	(5,233)		(756)

Interest expense, net	37,299		35,966		3.7%

Income before income taxes	592,915	1.60%	915,272	2.56%	(35.2)%

Income tax expense	181,442		311,822		(41.8)%

Net income	$411,473	1.11%	$603,450	1.69%	(31.8)%

Earnings per share:
Basic	$1.89		$2.90		(34.8)%
Diluted	$1.86		$2.68		(30.6)%

Weighted average common shares outstanding:
Basic	217,650		207,858		4.7%
Diluted	221,221		225,450		(1.9)%
 ________________________________________

1       Includes an $86.5 million LIFO credit in the three months ended March 31, 2017. Includes a $92.4 million LIFO expense charge in the three months ended March 31, 2016.

2     Includes $7.6 million of costs primarily related to facility closures and certain acquisition-related integration costs, and $4.3 million of deal-related transaction costs in the three months ended March 31, 2017. Includes $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items), $2.6 million of employee severance and other costs, and $2.0 million of deal-related transaction costs in the three months ended March 31, 2016.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2017	% of Revenue	Six Months Ended March 31, 2016	% of Revenue	% Change

Revenue	$75,316,667		$72,407,403		4.0%

Cost of goods sold	73,022,560		70,367,195		3.8%

Gross profit [1]	2,294,107	3.05%	2,040,208	2.82%	12.4%

Operating expenses:
Distribution, selling, and administrative	1,042,390	1.38%	1,044,543	1.44%	(0.2)%
Depreciation and amortization	193,749	0.26%	175,798	0.24%	10.2%
Warrants	—		(36,571)
Employee severance, litigation, and other [2]	33,000		36,485
Pension settlement	—		47,607
Total operating expenses	1,269,139	1.69%	1,267,862	1.75%

Operating income	1,024,968	1.36%	772,346	1.07%	32.7%

Other income	(5,356)		(1,066)

Interest expense, net	74,271		69,707		6.5%

Income before income taxes	956,053	1.27%	703,705	0.97%	35.9%

Income tax expense (benefit)	297,334		(229,384)

Net income	$658,719	0.87%	$933,089	1.29%	(29.4)%

Earnings per share:
Basic	$3.02		$4.51		(33.0)%
Diluted	$2.97		$4.13		(28.1)%

Weighted average common shares outstanding:
Basic	218,166		207,017		5.4%
Diluted	221,611		226,082		(2.0)%
 ________________________________________

1      Includes a $58.2 million LIFO credit and a $1.4 million gain from antitrust litigation settlements in the six months ended March 31, 2017. Includes a $193.9 million LIFO expense charge and a $12.8 million gain from antitrust litigation settlements in the six months ended March 31, 2016.

2     Includes a $16.0 million litigation settlement, $12.2 million of costs primarily related to facility closures and certain acquisition-related integration costs, and $4.8 million of deal-related transaction costs in the six months ended March 31, 2017. Includes $18.1 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items), and $5.4 million of employee severance and other costs in the six months ended March 31, 2016.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,256,427	$631,446	$624,981	$37,299	$592,915	$181,442	$411,473	$1.86

Warrants expense [1]	—	—	—	(2,154)	2,154	787	1,367	0.01

Gain from antitrust litigation settlements	—	—	—	—	—	10	(10)	—

LIFO credit	(86,504)	—	(86,504)	—	(86,504)	(32,502)	(54,002)	(0.24)

Acquisition-related intangibles amortization	—	(38,059)	38,059	—	38,152	13,961	24,191	0.11

Employee severance, litigation, and other	—	(11,934)	11,934	—	11,934	4,300	7,634	0.03

Adjusted Non-GAAP	$1,169,923	$581,453	$588,470	$35,145	$558,651	$167,998	$390,653	$1.77

Adjusted Non-GAAP % changes vs. prior year quarter	0.2%	1.4%	(1.0)%	3.9%	(0.4)%	(4.4)%	1.4%	5.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.38%	3.15%
Operating expenses	1.70%	1.57%
Operating income	1.68%	1.58%
 ________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes due in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,075,331	$124,849	$950,482	$35,966	$915,272	$311,822	$603,450	$2.68

Warrants income [1]	—	503,946	(503,946)	(2,154)	(501,792)	(185,207)	(316,585)	(1.43)

Gain from antitrust litigation settlements	(7)	—	(7)	—	(7)	111	(118)	—

LIFO expense	92,379	—	92,379	—	92,379	30,919	61,460	0.27

Acquisition-related intangibles amortization	—	(38,720)	38,720	—	38,796	13,088	25,708	0.11

Employee severance, litigation, and other	—	(17,617)	17,617	—	17,617	5,901	11,716	0.05

Pension settlement	—	1,124	(1,124)	—	(1,124)	(823)	(301)	—

Adjusted Non-GAAP	$1,167,703	$573,582	$594,121	$33,812	$561,141	$175,811	$385,330	$1.68

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.01%	3.27%
Operating expenses	0.35%	1.61%
Operating income	2.66%	1.66%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes due in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$2,294,107	$1,269,139	$1,024,968	$74,271	$956,053	$297,334	$658,719	$2.97

Warrants expense [1]	—	—	—	(4,309)	4,309	1,608	2,701	0.01

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(521)	(874)	—

LIFO credit	(58,196)	—	(58,196)	—	(58,196)	(21,726)	(36,470)	(0.16)

Acquisition-related intangibles amortization	—	(76,288)	76,288	—	76,474	28,549	47,925	0.22

Employee severance, litigation, and other	—	(33,000)	33,000	—	33,000	12,320	20,680	0.09

Adjusted Non-GAAP	$2,234,516	$1,159,851	$1,074,665	$69,962	$1,010,245	$317,564	$692,681	$3.13

Adjusted Non-GAAP % changes vs. prior year period	0.6%	0.8%	0.3%	7.0%	0.4%	(3.8)%	2.4%	6.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.05%	2.97%
Operating expenses	1.69%	1.54%
Operating income	1.36%	1.43%
 ________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes due in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$2,040,208	$1,267,862	$772,346	$69,707	$703,705	$(229,384)	$933,089	$4.13

Warrants income [1]	—	36,571	(36,571)	(4,309)	(32,262)	443,982	(476,244)	(2.14)

Gain from antitrust litigation settlements	(12,798)	—	(12,798)	—	(12,798)	(4,410)	(8,388)	(0.04)

LIFO expense	193,941	—	193,941	—	193,941	66,820	127,121	0.55

Acquisition-related intangibles amortization	—	(69,930)	69,930	—	70,034	24,130	45,904	0.20

Employee severance, litigation, and other	—	(36,485)	36,485	—	36,485	12,571	23,914	0.10

Pension settlement	—	(47,607)	47,607	—	47,607	16,403	31,204	0.14

Adjusted Non-GAAP	$2,221,351	$1,150,411	$1,070,940	$65,398	$1,006,712	$330,112	$676,600	$2.95	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.82%	3.07%
Operating expenses	1.75%	1.59%
Operating income	1.07%	1.48%

________________________________________

[1]
The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitled it to an income tax deduction equal to the fair value of the Warrants on the date of exercise. As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015. A tax expense of approximately $13 million was recognized primarily related to the change in the fair value of the Warrants during the six months ended March 31, 2016. In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(In thousands)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Basic shares outstanding	217,650	207,858	218,166	207,017

Stock option, restricted stock, and restricted stock unit dilution	3,571	3,421	3,445	3,639

Warrants dilution	—	14,171	—	15,426

GAAP diluted shares outstanding	221,221	225,450	221,611	226,082

Warrants dilution [1]	—	(14,171)	—	(15,426)

Shares repurchased under special share repurchase programs, net of shares reissued [1]	—	17,981	—	18,948

Non-GAAP diluted shares outstanding	221,221	229,260	221,611	229,604
 ________________________________________

[1]
For the non-GAAP presentation, diluted weighted average common shares outstanding for the three and six months ended March 31, 2016 have been adjusted to exclude the impact of the unexercised Warrants and the net shares repurchased under special share repurchase programs, which were established to mitigate the dilutive effect of the Warrants.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2017	2016	% Change
Pharmaceutical Distribution Services	$35,518,955	$34,165,733	4.0%
Other	1,696,137	1,599,805	6.0%
Intersegment eliminations	(67,690)	(67,181)	0.8%

Revenue	$37,147,402	$35,698,357	4.1%

	Three Months Ended March 31,
Operating income	2017	2016	% Change
Pharmaceutical Distribution Services	$482,265	$500,165	(3.6)%
Other	106,206	93,956	13.0%
Intersegment eliminations	(1)	—
Total segment operating income	588,470	594,121	(1.0)%

Gain from antitrust litigation settlements	—	7
LIFO credit (expense)	86,504	(92,379)
Acquisition-related intangibles amortization	(38,059)	(38,720)
Warrants income	—	503,946
Employee severance, litigation, and other	(11,934)	(17,617)
Pension settlement	—	1,124

Operating income	$624,981	$950,482

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.45%	2.58%
Operating expenses	1.09%	1.12%
Operating income	1.36%	1.46%

Other
Gross profit	17.75%	17.85%
Operating expenses	11.49%	11.97%
Operating income	6.26%	5.87%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.38%	3.01%
Operating expenses	1.70%	0.35%
Operating income	1.68%	2.66%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	3.15%	3.27%
Operating expenses	1.57%	1.61%
Operating income	1.58%	1.66%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2017	2016	% Change
Pharmaceutical Distribution Services	$72,094,922	$69,360,412	3.9%
Other	3,359,791	3,177,620	5.7%
Intersegment eliminations	(138,046)	(130,629)	5.7%

Revenue	$75,316,667	$72,407,403	4.0%

	Six Months Ended March 31,
Operating income	2017	2016	% Change
Pharmaceutical Distribution Services	$856,267	$881,419	(2.9)%
Other	218,412	189,521	15.2%
Intersegment eliminations	(14)	—
Total segment operating income	1,074,665	1,070,940	0.3%

Gain from antitrust litigation settlements	1,395	12,798
LIFO credit (expense)	58,196	(193,941)
Acquisition-related intangibles amortization	(76,288)	(69,930)
Warrants income	—	36,571
Employee severance, litigation, and other	(33,000)	(36,485)
Pension settlement	—	(47,607)

Operating income	$1,024,968	$772,346

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.25%	2.38%
Operating expenses	1.07%	1.11%
Operating income	1.19%	1.27%

Other
Gross profit	18.17%	17.85%
Operating expenses	11.67%	11.88%
Operating income	6.50%	5.96%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.05%	2.82%
Operating expenses	1.69%	1.75%
Operating income	1.36%	1.07%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.97%	3.07%
Operating expenses	1.54%	1.59%
Operating income	1.43%	1.48%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP
Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$2,404,433	$2,741,832
Accounts receivable, net	9,583,520	9,175,876
Merchandise inventories	11,335,816	10,723,920
Prepaid expenses and other	170,152	210,219
Total current assets	23,493,921	22,851,847

Property and equipment, net	1,702,060	1,530,682
Goodwill and other intangible assets	8,876,649	8,959,346
Other long-term assets	324,383	295,626

Total assets	$34,397,013	$33,637,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,276,019	$23,926,320
Other current liabilities	1,255,407	1,354,049
Total current liabilities	25,531,426	25,280,369

Long-term debt	3,478,214	3,576,493

Other long-term liabilities	2,858,081	2,651,235

Stockholders’ equity	2,529,292	2,129,404

Total liabilities and stockholders’ equity	$34,397,013	$33,637,501

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2017	2016

Operating Activities:
Net income	$658,719	$933,089
Adjustments to reconcile net income to net cash provided by operating activities [1]	353,404	147,884
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(417,705)	(472,074)
Merchandise inventories	(556,057)	(1,047,018)
Accounts payable	350,960	2,070,716
Other	(20,937)	(577)
Net cash provided by operating activities	368,384	1,632,020

Investing Activities:
Capital expenditures	(262,700)	(180,012)
Cost of acquired companies, net of cash acquired	(2,403)	(2,731,356)
Net (purchases) proceeds from sales of investments in available-for-sale securities	(12,507)	47,693
Other	8,136	(10,878)
Net cash used in investing activities	(269,474)	(2,874,553)

Financing Activities:
Net (repayments) borrowings	(94,883)	994,943
Purchases of common stock [2]	(229,928)	(436,804)
Exercises of warrants	—	1,168,891
Exercises of stock options	61,383	37,285
Cash dividends on common stock	(160,093)	(141,829)
Other	(12,788)	(22,108)
Net cash (used in) provided by financing activities	(436,309)	1,600,378

(Decrease) increase in cash and cash equivalents	(337,399)	357,845

Cash and cash equivalents at beginning of period	2,741,832	2,167,442

Cash and cash equivalents at end of period	$2,404,433	$2,525,287

________________________________________

[1]
Adjustments include a LIFO credit of $58.2 million for the six months ended March 31, 2017 and a LIFO expense charge of $193.9 million and non-cash Warrants income of $36.6 million for the six months ended March 31, 2016.

[2]	Includes purchases made under special share repurchase programs totaling $336.8 million that cash settled in the six months ended March 31, 2016.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted tax rate; (vi) adjusted diluted earnings per share; and (vii) adjusted diluted shares outstanding. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements and LIFO expense/credit because the Company cannot control the amounts recognized or timing of these items. Management believes that this non-GAAP financial measure is useful to investors because it provides a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense/credit is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses: Adjusted operating expenses is a non-GAAP financial measure that excludes Warrants expense/income, acquisition-related intangibles amortization, employee severance, litigation, and other expenses, and a pension settlement charge. The Warrants expense/income related to changes in the fair value of warrants, which we issued in March 2013 (the “Warrants”) to wholly-owned subsidiaries of Walgreens Boot Alliance, Inc., prior to their exercise in fiscal 2016. We believe that this adjustment was useful to investors because the Warrants did not relate to the Company’s ongoing business performance. In addition, Warrants expense/income is a non-cash item, and the Company did not control and could not predict the change in the fair value of the Warrants prior to their exercise. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to non-recurring organizational restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. We excluded the charge related to the settlement of benefits under our salaried defined benefit pension plan because this charge was unusual, non-recurring and non-cash in nature.

•
Adjusted operating income: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes due in May 2017 (the “2017 Notes”) that we issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the Warrants. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense.

•
Adjusted diluted earnings per share: Through fiscal 2016, we adjusted the number of diluted weighted average common shares outstanding in presenting adjusted diluted earnings per share to exclude the dilutive impact of the Warrants prior to their exercise and the shares purchased under our special share repurchase programs, net of the weighted average number of shares issued related to the exercises of the Warrants. Adjusted diluted earnings per share excludes the per share impact of adjustments including Warrants expense/income, and the related interest expense incurred in connection with the 2017 Notes; gain from antitrust litigation settlements; LIFO expense/credit; acquisition-related intangibles amortization; employee severance, litigation, and other; and the charge related to a pension settlement; in each case net of the tax effect calculated using the applicable effective tax rate for those items. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2017 earnings guidance. The Company does not provide forward looking diluted earnings per share guidance on a GAAP basis because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Director, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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